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News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

P&G Highlights Winning Strategy and World-Class Board in Letter to Shareholders

P&G’s Diverse and Experienced Board is Delivering Growth and Shareholder Value

Nelson Peltz Continues to Demonstrate That He Does Not Understand the P&G of Today

P&G Strongly Recommends Shareholders Vote the BLUE Proxy Card Today

CINCINNATI—August 28, 2017—The Procter & Gamble Company (NYSE:PG) today highlighted the proven leadership, experience and diversity of its Board of Directors in a letter to shareholders ahead of the Company’s upcoming 2017 Annual Meeting of Shareholders.

P&G strongly recommends that shareholders vote the BLUE Proxy Card in support of all of P&G’s highly qualified Director nominees to prevent anything from derailing the work that is delivering for all P&G shareholders. The reasons outlined in the letter include:

•	Under the leadership of this Board and management team, P&G has undertaken the most significant transformation in the Company’s history and is executing a winning strategy that is working.
•	The P&G Board has the skills and experience to continue successfully overseeing the execution of the plan in place.
•	Despite what Nelson Peltz of Trian seems to believe, a Board seat is not an entitlement.
•	P&G has done its homework and the overwhelming feedback is clear: Mr. Peltz is not the right Director for the P&G Board.
•	P&G has a process to regularly refresh its Board and add new Directors who can best help advance the P&G strategy.
•	Trian and Mr. Peltz are focused on an outdated view of P&G, not the P&G of today.

The letter outlines P&G’s significant value creation progress as well as why P&G believes Mr. Peltz is not right for the Board. P&G’s rigorous selection criteria for adding new Directors to the P&G Board has produced a highly diverse Board specifically designed to oversee the Company’s strategy with expertise in key areas needed for P&G to continue to win. Mr. Peltz does not fit the criteria.

P&G strongly recommends that shareholders vote to support the P&G Board by voting the BLUE Proxy Card “FOR” ALL P&G highly qualified Director nominees. More information can be found by visiting http://voteblue.pg.com.

The full text of the letter follows:

Dear Fellow Shareholders:

In advance of Procter & Gamble’s upcoming Annual Meeting of Shareholders on October 10, 2017, you are being asked to make an important decision regarding the future of your company:

✓	Vote FOR a P&G Board that is overseeing a winning strategy.

o	Do NOT vote for Trian; Discard the white proxy card.

Your vote matters. Failure to vote your proxy or vote online means your shares will not be counted in this election. Please contact our proxy solicitors, D.F. King & Co., Inc. at (877) 361-7966 or MacKenzie Partners, Inc. at (800) 322-2885 if you have any questions at all about how to vote your card by phone or internet.

The P&G Board strongly recommends that you vote the enclosed BLUE Proxy Card today for the following reasons:

•	We are executing a winning strategy that is working.
•	Your Board has the skills and experience to continue successfully overseeing the execution of the plan in place.
•	Despite what Trian seems to believe, a Board seat is not an entitlement.
•	We have done our homework: Nelson Peltz is not the right Director for P&G.
•	We have a process to regularly refresh our Board and add new Directors who can best help advance the P&G strategy.
•	Trian and Mr. Peltz are focused on an outdated view of P&G, not the P&G of today.
•	Now is the time to focus on accelerating results, and prevent anything from derailing the work that is delivering for all P&G shareholders.

The Board of Directors unanimously recommends that you vote the BLUE Proxy Card to continue advancing our plan and maintaining our momentum.

EXECUTING A WINNING STRATEGY THAT IS WORKING

Our fiscal 2017 results demonstrate that the actions we have taken and the plan we have in place are working. We met or exceeded each of our fiscal 2017 objectives and delivered strong financial results:

Under the leadership of your Board and management team, we have undertaken the most significant transformation in the Company’s history. We now have a stronger, more focused portfolio of leading brands and products in ten highly attractive, daily-use categories that respond to innovation and are better positioned to win. We have implemented substantial changes to our organizational structure, with accountability for performance directly in the hands of the people closest to the market. These initiatives are already bearing fruit and have increased value for P&G shareholders.

•	Since the CEO transition on November 1, 2015, our team has delivered total shareholder return (“TSR”) of 28% through August 18, 2017 – well above the vast majority of peers selected by Trian throughout that same time period.[i]

•	P&G also outperformed the S&P 500, which delivered a TSR of 21% in that same timeframe.ii

Third parties have recognized that the execution of our strategy is driving strong results:iv

•	“Despite global macro uncertainty and muted market growth worldwide, we believe Procter’s portfolio optimization, cost productivity, and go-to-market capability investments support higher (and better quality) earnings growth; this, coupled with strong cash flow productivity, offers a solid total shareholder return opportunity.” (Jon Andersen, Analyst, William Blair, “Highlights of Meetings with Management,” 17-Aug-2017)

•	“In our view, PG’s management has a credible plan in place (if high-level in its articulation) to address years of underperformance and share losses, and is executing against it with a prudent sense of urgency. We are encouraged by PG’s continued emphasis on agility, its focus on improving digital competency, and its willingness to look externally to supplement and enhance internal capabilities.” (Stephen Powers, Analyst, UBS, “Procter & Gamble: Too Big (a task) to Fail,” 28-Jul-2017)

•	“F4Q17 results help fuel P&G’s case that it is in fact making progress on its articulated turnaround plan or stated more simply, it is not standing still. Against a backdrop of sales and earnings shortfalls and companies having to lower their top-line outlooks in response to slower category growth, P&G’s F4Q17 results stood out favorably.” (Lauren Lieberman, Analyst, Barclays, “Procter & Gamble: Not Standing Still,” 28-Jul-2017)

P&G HAS A WORLD-CLASS BOARD WITH THE EXPERIENCE AND INSIGHTS TO DELIVER GROWTH AND SHAREHOLDER VALUE

The P&G Board is made up of 11 diverse members, each of whom is independent except for our CEO, David Taylor. P&G’s outstanding Board includes:

•	Established Leaders Across Industries: Our Board is composed of men and women who are leaders in a variety of fields, including consumer products, retail, digital technology, innovation, healthcare, government, law, technology, and education. Together, they bring diverse perspectives on critical issues that inform how P&G competes in today’s complex global consumer environment.

•	Experience in Key Executive Roles: Of the 11 Board members, six are former CEOs and four are current CEOs. In addition, Ernesto Zedillo formerly served as the President of Mexico and has substantial experience in banking and global economics and politics.

•	Proven Track Records: Our Board has Directors with the demonstrated ability to navigate complex situations and who have led or transformed large multinational enterprises. They know how to make the difficult decisions necessary to deliver both growth and profitability and to drive strong shareholder returns.

•	Digital Leadership: Three Directors, Amy Chang, Scott Cook, and Meg Whitman, have demonstrated strong leadership and have successful track records of creating value in the critically important areas of digital innovation, technology and start-ups. They are assisting P&G in transforming itself for today’s consumer.

•	New Ideas and Perspectives: With a wide range of experiences, our Directors bring outside views that foster differentiated and innovative thinking.

WE REGULARLY REFRESH OUR BOARD TO ADD NEW VOICES

Despite what Mr. Peltz seems to believe, a Board seat is not an entitlement. We have rigorous selection criteria for Board membership, which has produced a highly diverse Board specifically designed to oversee our strategy and with expertise in key areas that we need to continue to win. We regularly review the skills and abilities to make sure that the Board is appropriately equipped to provide the necessary oversight to the Company.

Working with an experienced search firm focused on finding the right Directors for the current consumer environment, our Board starts with the base criteria set forth in our Corporate Governance Guidelines – for example, integrity and sufficient time to devote to Board work. The Board then identifies the experiences and skills that will most add value to the Company today and continuously refreshes and prioritizes that list in light of external and internal needs. Our current focus includes experience that comes from being digitally “native”; experience in driving innovation; health care experience; online, offline and “omni-channel” retail experience and innovation; international experience, particularly in large developing markets; and gender and ethnic diversity.

The Board maintains and periodically refreshes a list of potentially qualified Directors, according to the prioritized criteria. The Governance & Public Responsibility Committee leads the discussion and assessment of qualified candidates, and the current Directors take the time to get to know potential candidates before ultimately determining whether to appoint a particular candidate to our Board.

•	Using this process, this year, we added Amy Chang, an accomplished technology start-up leader with prior experience at top technology companies including Google, as a new, independent Director. Her skills complement and enrich our ongoing ecommerce and innovation initiatives.
•	In February 2015, to enhance our retail expertise and experience in leading transformations, we added Frank Blake, former Chairman and CEO of The Home Depot as an independent Director.
•	Cumulatively, over the last five years, we have added four new Directors to the Board.
•	Our Board’s level of experience is balanced: with approximately one third of Directors on the Board for 1 – 5 years; approximately one third for 6 – 10 years; and approximately one third for more than 10 years. Our Governance Guidelines have both tenure and age limits (age 72) for Board membership, ensuring that we maintain a balance of experience and new perspectives on P&G.

WE HAVE DONE OUR HOMEWORK: NELSON PELTZ IS NOT RIGHT FOR THE P&G BOARD

While we have engaged with Mr. Peltz with an open mind, we have also done our research.

•	We have spoken with investors, analysts, members of Boards and senior executives at companies that have been impacted by Trian.
•	The overwhelming feedback we received was clear. We concluded that Mr. Peltz would not be helpful to P&G’s Board and management team that are successfully executing a plan that has the Company on the right track. Adding an activist investor like Mr. Peltz risks derailing the progress we are making to deliver for all P&G shareholders.

We respect Mr. Peltz and will continue to listen to him. However, we have a careful process to identify individuals who will be additive to the needs of the Board and the Company in pursuit of its plan for balanced top- and bottom line-growth, and we have determined that Mr. Peltz does not fit the criteria.

TRIAN IS FOCUSED ON AN OUTDATED VIEW OF P&G, NOT THE P&G OF TODAY

•	Mr. Peltz has repeatedly criticized P&G for its performance over the past ten years, ignoring the significant transformation that our company has recently undertaken, including a strengthened portfolio, cost savings and productivity improvements, and organization redesign. These changes have created a fundamentally different P&G which is meeting or exceeding its commitments, and since November 1, 2015, has delivered improved shareholder return.
•	Mr. Peltz’s argument that P&G should be targeting the same organic growth targets today as it did in 2005 shows a misunderstanding of the significantly different global economic conditions and industry dynamics today as compared to 12 years ago.
•	In focusing on P&G’s ten year performance, Mr. Peltz and Trian are even going against what they have said was the right measurement period to use in prior campaigns – in both DuPont and Pepsi they insisted that the right period to measure performance is that of the current CEO and management team.

It is not surprising that Mr. Peltz has an outdated view of our company and industry, as he is apparently relying on advice and information from a former executive who left the Company nearly a decade ago.

Now is the time to build on our momentum and prevent anything from derailing the work that is delivering for all P&G shareholders.

VOTE THE BLUE PROXY CARD TODAY

P&G’s Board is fully engaged in driving P&G’s transformation and is committed to acting in the best interest of all of the Company’s shareholders. Your Board strongly recommends that you vote the BLUE Proxy Card:

–	Vote FOR ALL of P&G’s nominees
–	Vote FOR Proposals 2 and 3
–	Vote FOR 1 Year on Proposal 4
–	Vote AGAINST Proposals 5 through 8

You can vote by Internet, telephone or by signing and dating the BLUE Proxy Card and mailing it in the envelope provided.

We urge you NOT to vote using any white proxy card or voting instruction forms you might receive from Nelson Peltz of Trian. Please disregard and discard the white proxy card.

If you have any questions about how to vote your shares, or need additional assistance, please contact our proxy solicitors, D.F. King & Co., Inc. at (877) 361-7966 or MacKenzie Partners, Inc. at (800) 322-2885.

On behalf of your Board of Directors, we thank you for your continued support.

David S. Taylor

Chairman of the Board, President and Chief Executive Officer

About Procter & Gamble

P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.

Forward-Looking Statements

Certain statements in this release or presentation, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.

Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to affect the expected share repurchases and dividend payments; (3) the ability to manage disruptions in credit markets or changes to our credit rating; (4) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations, and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to factors outside of our control, such as natural disasters and acts of war or terrorism; (5) the ability to successfully manage cost fluctuations and pressures, including prices of commodity and raw materials, and costs of labor, transportation, energy, pension and healthcare; (6) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits and technological advances attained by, and patents granted to, competitors; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third party relationships, such as our suppliers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third party information technology systems, networks and services, and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage uncertainties related to changing political conditions (including the United Kingdom’s decision to leave the European Union) and potential implications such as exchange rate fluctuations and market contraction; (13) the ability to successfully manage regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, intellectual property, antitrust, privacy, tax, environmental, and accounting and financial reporting) and to resolve pending matters within current estimates; (14) the ability to manage changes in applicable tax laws and regulations including maintaining our intended tax treatment of divestiture transactions; (15) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; and (16) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes, while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and form of associated BLUE Proxy Card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2017 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2017 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.pginvestor.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Non-GAAP Reconciliation

This letter to shareholders contains certain non-GAAP measurements that management believes are meaningful to investors because they provide useful perspective on underlying business trends (i.e. trends excluding non-recurring or unusual items) and results, provide a supplemental measure of year-on-year results, and provide a view of our business results through the eyes of management. These measures are also a factor in determining senior management’s at-risk compensation. These non-GAAP measures are not intended to be considered in place of the related GAAP measure and may not be the same as similar measures used by other companies. This data should be read in conjunction with previously published company reports on Forms 10-K, 10-Q, and 8-K, which are available on www.PGInvestor.com under Financial Reporting. Reconciliations of non-GAAP measures to GAAP are provided below.

The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following items:

•	Incremental restructuring: The Company has had and continues to have an ongoing level of restructuring activities. Such activities have resulted in ongoing annual restructuring related charges of approximately $250—$500 million before tax. Beginning in 2012 Procter & Gamble began a $10 billion strategic productivity and cost savings initiative that includes incremental restructuring activities. In 2017, the company announced elements of an additional multi-year productivity and cost savings plan. These plans result in incremental restructuring charges to accelerate productivity efforts and cost savings. The adjustment to Core earnings includes only the restructuring costs above what we believe are the normal recurring level of restructuring costs.
•	Early debt extinguishment charges: During the three months ended December 31, 2016, the Company recorded a charge of $345 million after tax due to the early extinguishment of certain long-term debt. This charge represents the difference between the reacquisition price and the par value of the debt extinguished. Management does not view this charge as indicative of the Company’s operating performance or underlying business results.
•	Venezuela deconsolidation charge: For accounting purposes, evolving conditions resulted in a lack of control over our Venezuelan subsidiaries. Therefore, in accordance with the applicable accounting standards for consolidation, effective June 30, 2015, we deconsolidated our Venezuelan subsidiaries and began accounting for our investment in those subsidiaries using the cost method of accounting. The charge was incurred to write off our net assets related to Venezuela.
•	Charges for certain European legal matters: Several countries in Europe issued separate complaints alleging that the Company, along with several other companies, engaged in violations of competition laws in prior periods. The Company established Legal Reserves related to these charges. Management does not view these charges as indicative of underlying business results.

•	Venezuela B/S remeasurement & devaluation impacts: Venezuela is a highly inflationary economy under U.S. GAAP. Prior to deconsolidation, the government enacted episodic changes to currency exchange mechanisms and rates, which resulted in currency remeasurement charges for non-dollar denominated monetary assets and liabilities held by our Venezuelan subsidiaries.
•	Non-cash impairment charges: During fiscal years 2013 and 2012 the Company incurred impairment charges related to the carrying value of goodwill and indefinite lived intangible assets in our Appliances and Salon Professional businesses.

We do not view the above items to be part of our sustainable results, and their exclusion from core earnings measures provides a more comparable measure of year-on-year results.

Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons.

Core EPS and currency-neutral Core EPS: Core earnings per share, or Core EPS, is a measure of the Company’s diluted net earnings per share from continuing operations adjusted as indicated. Currency-neutral Core EPS is a measure of the Company’s Core EPS excluding the incremental current year impact of foreign exchange.

Core operating profit margin and currency-neutral Core operating profit margin: Core operating profit margin is a measure of the Company’s operating margin adjusted for items as indicated. Currency-neutral Core operating profit margin is a measure of the Company’s Core operating profit margin excluding the incremental current year impact of foreign exchange.

1.	Organic sales growth:

Total Company	Net Sales Growth	Foreign Exchange Impact	Acquisition/ Divestiture Impact*	Organic Sales Growth
Q4 2017	–%	2%	–%	2%
FY 2017	–%	2%	–%	2%

*Acquisition/Divestiture Impact includes mix impacts of acquired and divested businesses and rounding impacts necessary to reconcile net sales to organic sales.

2. Core EPS and currency-neutral Core EPS:

	Three Months Ended June 30		Twelve Months Ended June 30
	2017	2016	2017	2016
Diluted Net Earnings Per Share from Continuing Operations	$0.82	$0.71	$3.69	$3.49
Incremental Restructuring	0.02	0.08	0.10	0.18
Early Debt Extinguishment Charges	—	—	0.13	—
Rounding	0.01	—

Core EPS	$0.85	$0.79	$3.92	$3.67
Percentage change vs. prior period	8%		7%
Currency Impact to Earnings	—		0.15

Currency-Neutral Core EPS	$0.85		$4.07

Percentage change vs. prior period Core EPS	8%		11%

Note – All reconciling items are presented net of tax. Tax effects are calculated consistent with the nature of the underlying transaction.

3. Core operating profit margin:

	FY 13	FY 14	FY 15	FY 16	FY 17
Operating Profit Margin	17.7%	18.7%	15.6%	20.6%	21.5%
Incremental Restructuring	0.7%	0.5%	0.9%	0.9%	0.6%
Charges for Certain European Legal Matters	0.2%	0.1%	-	-	-
Venezuela B/S Remeasurement & Devaluation Impacts	0.5%	0.4%	0.2%	-	-
Venezuela Deconsolidation Charge	-	-	2.9%	-	-
Non-Cash Impairment	0.4%	-	-	-	-
Rounding	(0.1)%	-	-	-	-
Core Operating Profit Margin	19.4%	19.7%	19.6%	21.5%	22.1%	4-yr total change
Basis point change vs. prior year						270
Core margin		30	(10)	190	60
Currency Impact to Margin	0.3%	1.2%	1.4%	0.5%	0.3%

Contacts

P&G Media Contact:

Damon Jones, 513-983-0190

or

P&G Investor Relations Contact:

John Chevalier, 513-983-9974

[i]	The peers selected by Trian in its July 17, 2017 Introductory Presentation are as follows: Beiersdorf, Church & Dwight, Clorox, Colgate-Palmolive, Edgewell Personal Care, Henkel, Kimberly-Clark, L’Oreal, Reckitt Benckiser, Unilever.
ii	Source: Market data as of August 18, 2017.
iii	The TSR for “Peltz Serving on Board” is a weighted average based on the market capitalization of Madison Square Garden, Mondelez, Sysco and Wendy’s. “S&P Consumer Staples Index” and “S&P 500 Index” represent the TSR of indices maintained by Standard & Poor’s, which are weighted based on the market capitalization of the index constituents. The TSR for “P&G Peers Per Trian” is a simple average, which follows the same methodology utilized by Trian in its measurement of the same peer constituency in its presentation filed with the SEC on July 17, 2017.
iv	Permission to use quotes was neither sought nor obtained.